Exhibit 99.1

Neose Technologies to Appeal NASDAQ Global Market Delisting Notification

HORSHAM, PA, August 21, 2008 — Neose Technologies, Inc. (Nasdaq GM: NTEC) today announces that it will request a hearing before a Nasdaq Listing Qualifications Panel to appeal an earlier Staff Determination to delist the Company’s common stock from the Nasdaq Global Market.

Neose Technologies received a letter from the Nasdaq Stock Market (“Nasdaq”) on August 20, 2008 indicating that the Company has failed to regain compliance with Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common stock on the Nasdaq Global Market as set forth in Marketplace Rule 4450(a)(5) (the “Staff Determination”). As a result, the Company’s common stock is subject to be delisted from the Nasdaq Global Market on August 29, 2008. Following procedures set forth in the Nasdaq Marketplace Rule 4800 series, the Company will request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. The hearing request will stay the delisting of the Company’s common stock, pending the decision of the Panel, allowing it to continue to trade on the Nasdaq Global Market.

There can be no assurance that the Panel will grant the Company’s request for continued listing. In the event that the Panel denies the Company’s request for continued listing on the Nasdaq Global Market, the Company’s common stock could be eligible to trade on the Nasdaq Capital Market, the OTC Bulletin Board or the “Pink Sheets.”

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $8 billion.  For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2007, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.